Exhibit 99.1

Innovative Industrial Properties Reports First Quarter 2020 Results

Acquisitions Drive 210% Q1 Total Revenues, 249% Q1 Net Income and 236% Q1 AFFO Growth Year-over-Year

SAN DIEGO, CA – May 6, 2020 – Innovative Industrial Properties, Inc. (IIP), the first and only real estate company on the New York Stock Exchange (NYSE: IIPR) focused on the medical-use U.S. cannabis industry, announced today results for the quarter ended March 31, 2020.

First Quarter 2020 and Year-to-Date Highlights

Financial Results and Financing Activity

•	IIP generated total revenues of approximately $21.1 million in the quarter, representing a 210% increase from the prior year’s first quarter.
•	IIP recorded net income available to common stockholders of approximately $11.5 million for the quarter, or $0.72 per diluted share, and adjusted funds from operations (AFFO) of approximately $17.8 million, or $1.12 per diluted share. Net income available to common stockholders and AFFO increased by 249% and 236% from the prior year’s first quarter, respectively.
•	IIP paid a quarterly dividend of $1.00 per share on April 15, 2020 to common stockholders of record as of March 31, 2020, representing an approximately 122% increase over the first quarter 2019’s dividend.
•	In January, IIP completed an underwritten public offering of 3,412,969 shares of common stock, including the exercise in full of the underwriters’ option to purchase an additional 445,170 shares, resulting in net proceeds of approximately $239.6 million.
•	In January, IIP issued shares of common stock for net proceeds of approximately $78.2 million under an “at-the-market” equity offering program.

Investment Activity

•	From January 1, 2020 through today, IIP acquired nine properties, totaling approximately 1.1 million rentable square feet (including expected rentable square feet upon completion of properties under development), located in Colorado, Florida, Illinois, Massachusetts, Michigan, Ohio and Virginia.
•	These nine properties represented an aggregate investment by IIP of approximately $202.1 million (consisting of purchase prices and development / tenant reimbursement commitments, but excluding transaction costs).
•	In these transactions, IIP established a new tenant relationship with Parallel (the corporate parent company of Surterra Wellness), while expanding existing tenant relationships with Ascend Wellness Holdings, LLC, Cresco Labs Inc., Green Leaf Medical, LLC, Green Thumb Industries Inc. and LivWell Holdings, Inc.

Balance Sheet Highlights (at March 31, 2020)

•	Approximately $108.3 million in cash and cash equivalents and approximately $272.9 million in short-term investments, totaling approximately $381.2 million.
•	No debt, other than approximately $143.7 million of unsecured debt, consisting solely of 3.75% exchangeable senior notes maturing in 2024, representing a fixed cash interest obligation of approximately $5.4 million annually, or approximately $1.3 million quarterly.
•	13% debt to total gross assets, with approximately $1.1 billion in total gross assets.

Rent Deferrals (as of May 6, 2020)

•	IIP has undertaken in-depth discussions with each of its tenants in March and April as they navigate this unprecedented pandemic.
•	In light of those discussions, IIP worked with three of its 21 tenants to provide temporary rent deferrals, structured to apply a portion of the security deposit IIP holds under each lease to pay April rent in full, defer rent for May and June in full, and provide for the pro rata repayment of the security deposit and deferred rent over an 18 month time period starting July 1.
•	Pursuant to these amendments, a total of $743,000 of security deposits that IIP holds in cash were applied to the payment of rent for April; and a total of approximately $1.5 million in rent was deferred for May and June. The total of this amount, $2.3 million, represents approximately 3% of IIP’s total revenues as reported for the three months ended March 31, 2020, annualized.

“One of the pillars of our business strategy has consistently been a conservative, flexible balance sheet, and we believe we are exceptionally well positioned to not only weather this unprecedented health crisis and economic disruption, but to continue to make real estate investments on a long-term basis with best-in-class tenant operators,” said Alan Gold, Executive Chairman of IIP. “We remain steadfast in our support of this industry and its bright long-term future, and are working every day through this crisis with our tenant partners toward continuing to build a tremendous future forward of growth and strength for many years to come. When we overcome this crisis through the collective ingenuity of our top medical professionals and researchers, the regulated cannabis industry will continue to thrive and be one of the top drivers of growth and good jobs across the country.”

COVID-19 Regulatory Update

In the vast majority of states, state and local governmental authorities have recognized both medical-use and adult-use cannabis operations as “essential businesses” per state guidelines, allowing them to remain open and operational, extending as well to the supply chain of the regulated cannabis industry, including cultivation, processing, distribution and dispensary activities. State and local governmental authorities and regulated cannabis businesses have taken additional measures to ensure the safety and well-being of employees, patients and consumers, including but not limited to restrictions associated with social distancing requirements and additional levels of protection for medical cannabis patients with more vulnerability to health complications with COVID-19.

Portfolio Update and Acquisition Activity

Portfolio Update

IIP acquired the following properties and made the following additional funds available to tenants for improvements at IIP’s properties during the period from January 1, 2020 through May 6, 2020 (dollars in thousands):

State	Closing Date	Rentable Sq. Ft.(1)	Purchase Price(2)		Additional Investment	Total Investment
Pennsylvania	January 14, 2020	N/A	$	N/A	$4,500	$4,500	(3)
Virginia	January 15, 2020	82,000		11,740	8,010	19,750	(4)
Arizona	January 16, 2020	N/A		N/A	2,000	2,000	(5)
Ohio	January 24, 2020	50,000		10,600	1,945	12,545	(6)
California	January 28, 2020	N/A		N/A	1,250	1,250	(7)
Ohio	January 31, 2020	21,000		2,900	4,300	7,200	(8)
Colorado	Various	8,000		3,300	850	4,150	(9)
Pennsylvania	February 19, 2020	N/A		N/A	6,000	6,000	(10)
Massachusetts	February 24, 2020	N/A		N/A	4,000	4,000	(11)
Maryland	March 3, 2020	N/A		N/A	5,500	5,500	(12)
Illinois	March 6, 2020	231,000		9,000	41,000	50,000	(13)
Florida	March 11, 2020	373,000		35,300	8,200	43,500	(14)
Massachusetts	April 2, 2020	199,000		26,750	22,250	49,000	(15)
Minnesota	April 10, 2020	N/A		N/A	1,060	1,060	(16)
New York	April 10, 2020	N/A		N/A	360	360	(17)
Michigan	April 22, 2020	115,000		5,000	11,000	16,000	(18)
	Totals	1,079,000		$104,590	$122,225	$226,815

(1)	Includes expected rentable square feet at completion of construction for certain properties.
(2)	Excludes transaction costs.
(3)	The amount relates to a lease amendment which increased the tenant improvement allowance under a lease at one of IIP’s Pennsylvania properties by $4.5 million to a total of approximately $8.3 million. As of May 6, 2020, we had funded $5.6 million of the tenant improvement allowance.
(4)	The tenant is expected to complete tenant improvements at the property, for which IIP agreed to provide reimbursement of up to approximately $8.0 million. As of May 6, 2020, IIP funded approximately $6.4 million of the reimbursement.
(5)	The amount relates to a lease amendment which increased the tenant improvement allowance under a lease at one of IIP’s Arizona properties by $2.0 million to a total of $5.0 million. As of May 6, 2020, IIP had funded $5.0 million of the tenant improvement allowance.
(6)	The tenant is expected to complete tenant improvements at the property, for which IIP agreed to provide reimbursement of up to approximately $1.9 million. As of May 6, 2020, IIP had funded none of the tenant improvement allowance.
(7)	The amount relates to a lease amendment which increased the tenant improvement allowance under a lease at one of IIP’s California properties by approximately $1.3 million to a total of approximately $6.0 million. As of May 6, 2020, IIP had funded approximately $6.0 million of the tenant improvement allowance.
(8)	The tenant is expected to complete tenant improvements at the property, for which IIP agreed to provide reimbursement of up to $4.3 million. As of May 6, 2020, IIP had funded approximately $3.0 million of the tenant improvement allowance.
(9)	The portfolio consists of two retail properties, with one property closing on February 19, 2020 and one property closing on February 21, 2020. The tenant is expected to complete tenant improvements at one of the properties, for which IIP agreed to provide reimbursement of up to $850,000. As of May 6, 2020, IIP had funded approximately $49,000 of the tenant improvement allowance.
(10)	The amount relates to a lease amendment which increased the tenant improvement allowance under a lease at one of IIP’s Pennsylvania properties by $6.0 million to a total of $16.0 million. As of May 6, 2020, IIP had funded approximately $9.5 million of the tenant improvement allowance.
(11)	The amount relates to amendments to a lease and development agreement which increased the construction funding at one of IIP’s Massachusetts properties by $4.0 million to a total of $27.5 million. IIP also canceled the optional commitment to provide construction funding of $4.0 million for the tenant at one of IIP’s Pennsylvania properties. As of May 6, 2020, IIP had funded approximately $26.0 million of the construction funding at the Massachusetts property.
(12)	The amount relates to a lease amendment to provide a tenant improvement allowance under a lease at one of IIP’s Maryland properties for $5.5 million. As of May 6, 2020, IIP had funded approximately $568,000 of the tenant improvement allowance.
(13)	The tenant is expected to complete tenant improvements at the property, for which IIP agreed to provide reimbursement of up to $41.0 million. As of May 6, 2020, IIP had funded approximately $8.1 million of the tenant improvement allowance.
(14)	The tenant is expected to complete tenant improvements at the property, for which IIP agreed to provide reimbursement of up to $8.2 million. As of May 6, 2020, IIP had funded none of the tenant improvement allowance.
(15)	The tenant is expected to complete tenant improvements at the property, for which IIP agreed to provide reimbursement of up to approximately $22.3 million. As of May 6, 2020, IIP had funded none of the tenant improvement allowance.
(16)	The amount relates to a lease amendment which increased the tenant improvement allowance under a lease at IIP’s Minnesota property by approximately $1.1 million to a total of approximately $6.7 million. As of May 6, 2020, we had funded approximately $6.2 million of the tenant improvement allowance.
(17)	The amount relates to a lease amendment which increased the tenant improvement allowance under a lease at one of IIP’s New York properties by $360,000 to a total of approximately $3.4 million. As of May 6, 2020, we had funded approximately $3.0 million of the tenant improvement allowance.
(18)	The tenant is expected to complete tenant improvements at the property, for which IIP agreed to provide reimbursement of up to $11.0 million. As of May 6, 2020, IIP had funded none of the tenant improvement allowance.

As of May 6, 2020, IIP owned 55 properties located in Arizona, California, Colorado, Florida, Illinois, Maryland, Massachusetts, Michigan, Minnesota, New York, Nevada, North Dakota, Ohio, Pennsylvania and Virginia, totaling approximately 4.1 million rentable square feet (including approximately 1.3 million rentable square feet under development/redevelopment), which were 99.1% leased (based on square footage) with a weighted-average remaining lease term of approximately 15.9 years. As of May 6, 2020, IIP had invested approximately $719.7 million in the aggregate (excluding transaction costs) and had committed an additional approximately $143.2 million to reimburse certain tenants and sellers for completion of construction and tenant improvements at IIP’s properties. These statistics do not include up to approximately $10.7 million that may be funded in the future pursuant to IIP’s lease with a tenant at one of IIP’s Illinois properties, or approximately $23.8 million that may be funded in the future pursuant to IIP’s lease with a tenant at one of IIP’s Massachusetts properties, as the tenants at those properties may not elect to have IIP disburse those funds to them and pay IIP the corresponding base rent on those funds. These statistics also treat IIP’s Los Angeles, California property as not leased, due to the tenant being in receivership and its ongoing default in its obligation to pay rent at that location.

Financing Activity

In January, IIP completed an underwritten public offering of 3,412,969 shares of common stock, including the exercise in full of the underwriters’ option to purchase an additional 445,170 shares, resulting in net proceeds of approximately $239.6 million.

In January, IIP issued shares of common stock for net proceeds of approximately $78.2 million under an “at-the-market” equity offering program.

IIP expects to use the net proceeds from these offerings to invest in specialized industrial real estate assets that support the regulated medical-use cannabis cultivation and processing industry and for general corporate purposes.

Financial Results

IIP generated total revenues of approximately $21.1 million for the three months ended March 31, 2020, compared to approximately $6.8 million for the same period in 2019, an increase of 210%. The increase was driven primarily by the acquisition and leasing of new properties, in addition to contractual rental escalations at certain properties. Total revenues for the three months ended March 31, 2020 also included approximately $422,000 of tenant reimbursements, rent collected and associated lease penalties through the drawdown of the security deposit at our Los Angeles, California property, as a result of the tenant’s ongoing lease default, and the drawdown of part of the security deposits totaling approximately $195,000 at certain properties in southern California leased to Vertical to pay part of the rent and associated lease penalties for March.

For the three months ended March 31, 2020, IIP recorded net income available to common stockholders and net income available to common stockholders per diluted share of approximately $11.5 million and $0.72, respectively; funds from operations (“FFO”) and FFO per diluted share of approximately $16.4 million and $1.03, respectively; and AFFO and AFFO per diluted share of approximately $17.8 million and $1.12, respectively. First quarter 2020 AFFO and AFFO per diluted share for the quarter increased by 236% and 107% from the prior year period, respectively.

FFO and AFFO are supplemental non-GAAP financial measures used in the real estate industry to measure and compare the operating performance of real estate companies.  A complete reconciliation containing adjustments from GAAP net income available to common stockholders to FFO and AFFO and definitions of terms are included at the end of this release.

Teleconference and Webcast

Innovative Industrial Properties, Inc. will conduct a conference call and webcast at 10:00 a.m. Pacific Time (1:00 p.m. Eastern Time) on Thursday, May 7, 2020 to discuss IIP’s financial results and operations for the first quarter ended March 31, 2020.  The call will be open to all interested investors through a live audio webcast at the Investor Relations section of IIP’s website at www.innovativeindustrialproperties.com, or live by calling 1-877-328-5514 (domestic) or 1-412-902-6764 (international) and asking to be joined to the Innovative Industrial Properties, Inc. conference call. The complete webcast will be archived for 90 days on IIP’s website. A telephone playback of the conference call will also be available from 12:00 p.m. Pacific Time on Thursday, May 7, 2020 until 12:00 p.m. Pacific Time on Thursday, May 14, 2020, by calling 1-877-344-7529 (domestic), 855-669-9658 (Canada) or 1-412-317-0088 (international) and using access code 10143382.

About Innovative Industrial Properties

Innovative Industrial Properties, Inc. is a self-advised Maryland corporation focused on the acquisition, ownership and management of specialized properties leased to experienced, state-licensed operators for their regulated medical-use cannabis facilities. Innovative Industrial Properties, Inc. has elected to be taxed as a real estate investment trust, commencing with the year ended December 31, 2017. Additional information is available at www.innovativeindustrialproperties.com.

This press release contains statements that IIP believes to be “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than historical facts are forward-looking statements. When used in this press release, words such as IIP “expects,” “intends,” “plans,” “estimates,” “anticipates,” “believes” or “should” or the negative thereof or similar terminology are generally intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, such statements. Investors should not place undue reliance upon forward-looking statements. IIP disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Innovative Industrial Properties, Inc.

Condensed Consolidated Balance SheetS

(Unaudited)

(In thousands, except share and per share amounts)

Assets	March 31, 2020	December 31, 2019
Real estate, at cost:
Land	$51,712	$48,652
Buildings and improvements	464,267	382,035
Tenant improvements	173,974	87,344
Total real estate, at cost	689,953	518,031
Less accumulated depreciation	(17,077)	(12,170)
Net real estate held for investment	672,876	505,861
Cash and cash equivalents	108,261	82,244
Restricted cash	23,032	35,072
Short-term investments, net	272,907	119,595
Right of use office lease asset	1,147	1,202
Other assets, net	2,247	1,883
Total assets	$1,080,470	$745,857
Liabilities and stockholders’ equity
Exchangeable senior notes	$135,154	$134,654
Tenant improvements and construction funding payable	41,185	24,968
Accounts payable and accrued expenses	1,305	3,417
Dividends payable	17,407	12,975
Office lease liability	1,204	1,202
Rent received in advance and tenant security deposits	25,236	20,631
Total liabilities	221,491	197,847
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.001 per share, 50,000,000 shares authorized: 9.00% Series A cumulative redeemable preferred stock, $15,000 liquidation preference ($25.00 per share), 600,000 shares issued and outstanding at March 31, 2020 and December 31, 2019	14,009	14,009
Common stock, par value $0.001 per share, 50,000,000 shares authorized: 17,035,674 and 12,637,043 shares issued and outstanding at March 31, 2020 and December 31, 2019, respectively	17	13
Additional paid-in capital	870,433	553,932
Dividends in excess of earnings	(25,480)	(19,944)
Total stockholders’ equity	858,979	548,010
Total liabilities and stockholders’ equity	$1,080,470	$745,857

Innovative Industrial Properties, Inc.

Condensed Consolidated STATEMENTS OF INCOME

For the Three Months Ended March 31, 2020 and 2019

(Unaudited)

(In thousands, except share and per share amounts)

	For the Three Months Ended March 31,
	2020	2019
Revenues:
Rental (including tenant reimbursements)	$21,130	$6,823
Total revenues	21,130	6,823
Expenses:
Property expenses	600	247
General and administrative expense	3,346	1,918
Depreciation expense	4,907	1,218
Total expenses	8,853	3,383
Income from operations	12,277	3,440
Interest and other income	1,444	993
Interest expense	(1,849)	(792)
Net income	11,872	3,641
Preferred stock dividend	(338)	(338)
Net income attributable to common stockholders	$11,534	$3,303
Net income attributable to common stockholders per share:
Basic	$0.72	$0.34
Diluted	$0.72	$0.33
Weighted average shares outstanding:
Basic	15,784,296	9,664,775
Diluted	15,898,091	9,797,676

Innovative Industrial Properties, Inc.

Condensed Consolidated FFO AND AFFO

For the Three Months Ended March 31, 2020 and 2019

(Unaudited)

(In thousands, except share and per share amounts)

	For the Three Months Ended March 31,
	2020	2019
Net income attributable to common stockholders	$11,534	$3,303
Real estate depreciation	4,907	1,218
FFO attributable to common stockholders	16,441	4,521
Stock-based compensation	825	563
Non-cash interest expense	501	208
AFFO attributable to common stockholders	$17,767	$5,292
FFO per share — basic	$1.04	$0.47
FFO per share — diluted	$1.03	$0.46
AFFO per share — basic	$1.13	$0.55
AFFO per share — diluted	$1.12	$0.54
Weighted average shares outstanding — basic	15,784,296	9,664,775
Weighted average shares outstanding — diluted	15,898,091	9,797,676

FFO and FFO per share are operating performance measures adopted by the National Association of Real Estate Investment Trusts, Inc. (NAREIT). NAREIT defines FFO as the most commonly accepted and reported measure of a REIT’s operating performance equal to “net income, computed in accordance with accounting principles generally accepted in the United States (GAAP), excluding gains (or losses) from sales of property, plus depreciation, amortization and impairment related to real estate properties, and after adjustments for unconsolidated partnerships and joint ventures.”

Management believes that net income, as defined by GAAP, is the most appropriate earnings measurement. However, management believes FFO and FFO per share to be important supplemental measures of a REIT’s performance because they provide an understanding of the operating performance of IIP’s properties without giving effect to certain significant non-cash items, primarily depreciation expense. Historical cost accounting for real estate assets in accordance with GAAP assumes that the value of real estate assets diminishes predictably over time. However, real estate values instead have historically risen or fallen with market conditions. IIP believes that by excluding the effect of depreciation, FFO and FFO per share can facilitate comparisons of operating performance between periods. FFO and FFO per share are used by management to evaluate the REIT’s operating performance and these measures are the predominant measures used by the REIT industry and industry analysts to evaluate REITs. For these reasons, management has deemed it appropriate to disclose and discuss FFO and FFO per share.

Management believes that AFFO and AFFO per share are also appropriate supplemental measures of a REIT’s operating performance. IIP calculates AFFO by adding to FFO certain non-cash and infrequent or unpredictable expenses which may impact comparability, consisting of non-cash stock-based compensation expense and non-cash interest expense.

IIP’s computation of FFO and AFFO may differ from the methodology for calculating FFO and AFFO utilized by other equity REITs and, accordingly, may not be comparable to such REITs. Further, FFO and AFFO do not represent cash flow available for management’s discretionary use. FFO and AFFO should not be considered as an alternative to net income (computed in accordance with GAAP) as an indicator of IIP’s financial performance or to cash flow from operating activities (computed in accordance with GAAP) as an indicator of IIP’s liquidity, nor is it indicative of funds available to fund IIP’s cash needs, including IIP’s ability to pay dividends or make distributions. FFO and AFFO should be considered only as supplements to net income computed in accordance with GAAP as measures of IIP’s operations.

Company Contact:

Catherine Hastings

Chief Financial Officer

Innovative Industrial Properties, Inc.

(858) 997-3332